Exhibit 10.17

Distribution Agreement

This Agreement is made and entered into as of the 30th day of July 2015, by and between E-QURE Corp. organized and existing under the laws of the State of Delaware, United States, having its principal offices at 20 West 64th St. Suite 39G, New York, NY 10023 (hereinafter referred to as the " Company") and Chemipal Ltd organized and existing under the laws of Israel, having its principal offices at Giborei Israel 44, Netanya (hereinafter referred to as the "Distributor").

Nature of Transaction

 Exclusive Distribution of the Company's Products in the Territory under the principles set forth in this agreement.

Products

The Company's medical device designated for treatment of chronic wounds known as "BST" (hereinafter referred to also as "Device") together with ac Companying Disposable Electrodes (i.e. electrodes designed for two days use, or electrodes designed for other periods, as shall be mutually agreed by the parties). The Company warrants and obligates that the electrodes' expiry date shall in no event be prior to two (2) years from the moment they are actually received by the Distributor in the Territory.

Territory

The State of Israel.

Business Model and Prices

The Company will supply the Distributor:

Devices to be rented to customers throughout the life of this Agreement.

Disposable Electrodes of different usage time, to be sold to customers. The Electrodes will be priced in accordance with their defined usage time. Throughout the term of this agreement:

The Company will supply the Distributor an initial inventory of Devices and Disposable Electrodes on a consignment basis. The Company will re-supply said inventory in accordance with the Devices rentals and Disposable Electrodes' sales, as reported and paid by the Distributor.

In accordance with the best judgement of the parties, the parties may agree to increase the basic inventory whenever it seems necessary.

Distributor will use the Devices in the Territory for treatments of patients and will rent the Devices to hospitals, long term care facilities, clinics, medical centers and other customers as Distributor deems fit.

The payments for the Devices rental and sales of the Disposable Electrodes to customers will be made on monthly basis, by bank wire and/or credit card charge and/or any other means at the Distributor's sole discretion. such rent payments shall be made by Distributor to the Company in the following manner: (i) for private customers within 30 days after the end of each reported month; (ii) for retail customers (i.e. hospitals, long term care facilities, clinics, medical centers etc.) within 90 days after the end of each reported month. The Company will be responsible for the repair or replacement of any malfunctioning Devices and/or Disposable Electrodes, the Distributor shall replace any malfunctioning Devices and/or Disposable Electrodes, in order to maintain continues customer usage, and will ship (at Company's sole expense and liability) any such malfunctioning Devices and/or Disposable Electrodes back to the Company. The turn-around rate of return of the new Devices and/or Disposable Electrodes replacing the malfunctioning ones, shall in any event be no more than 30 days.

The gross sales resulting from the rent of Devices and the sale of the Disposable Electrodes will be evenly divided between Company and Distributor (i.e. 50%/50% split of gross sales). For the purpose of this article, the term "gross sales" shall mean: the total amount of Disposable Electrodes sold, multiplied by the index price for such items; together with the total amount of rented Devices, multiplied by the rent fees.

For the removal of doubt it is clarified that insofar as Distributor grants any discounts to customers, such discount shall be deducted from the gross sales, provided however that the Company has approved the grant of such discount.

Initial Inventory

Company will supply Distributor an Initial Inventory, to include 40 Devices and 1,200 two-days Disposable Electrodes. This minimal Company's inventory at the Distributors premises will be maintained and resupplied by Company in accordance with Distributor's sales and rentals reports, within 30 days from monthly sales report.

Devices

It's agreed between the parties that the Devices will stay at all time in full ownership of the Company. The Distributor will be given a permission to lease the Devices under a rental for use agreement. Such Devices will be returned to the Company upon termination of this agreement.

Marketing Plan

A Marketing plan will be delivered to the Company no later than 6 months after the signing of this agreement.

Promotions

The Company shall hold lectures and promotional demonstrations of the Devices and their usage to medical centers (hospitals and the likes) and before members of the institutional market.

Such promotional demonstrations will be held at least 12 times per year throughout the term of this Agreement. All of the professional expenses (i.e. lecturer's fees, preparing presentations and other documents etc.) relating to such promotional demonstrations shall be borne exclusively by the Company; and all of the organizational operations shall be borne by the Distributor.

Permits, Marks and Approvals

Company will obtain, at its own expense and responsibility, any product certification, permit, mark, license and/or approval required for the marketing, sale, subleasing, sublicensing or delivery under rental for use agreements of the Products in the Territory. The Company will obtain a CE Mark for the Device, Israeli Ministry of Health approval (AMAR) and will obtain a product liability insurance for the Device.

In the event that the Company delays in procuring both the CE and/or AMAR marks, then the Term of this Agreement and Distributor's obligation to meet certain minimum quotas to be determined, shall be delayed correspondingly. i.e. in the event that Company received the CE and AMAR marks as of January 2016, then the Term of this Agreement shall commence as of such time and Distributor's obligation for the year 2016, shall be the obligation relating to the year 2015 (Best Efforts).

Distributor will strive to obtain, at its own expense, reimbursement from the Ministry of Health ("Sal Briut") and the Health Insurance Organizations ("Kupat Holim"). Company will do its best professional efforts to help Distributor to obtain such reimbursement. It is specifically mentioned that Distributor shall utilize its best efforts to obtain such reimbursements (Sal Briut and Kupat Holim) however failure, for any reason whatsoever, to achieve such reimbursement shall not constitute a breach of Distributor's obligations under this Agreement.

Liability; Indemnification

Company shall defend, indemnify and hold harmless the Distributor, its officers, directors, employees and agents from and against any and all claims (including class actions), demands, losses, damages and/or expenses (including without limitation reasonable attorneys' fees) arising from or in connection with any use of the Products in the Territory, including without limitation damages resulting from manufacturing defects and/or hidden defects which shall, in all cases, be borne solely by the Company.

Notwithstanding the aforementioned, to the extent that any such claims, demands, losses, damages and/or expenses result from gross negligence on the part of the Distributor.

Insurance

Company undertakes to maintain the necessary insurance coverage and policies as to cover all of its respective risks associated with the exercising of its obligations under this Agreement shall designate Distributor as a co-beneficiary to any applicable insurance policy. The added premium costs resulting from the addition of the distributor as co-beneficiary (as will be determined in agreement between the parties in writing) shall be at the Distributor's expense. Without derogating from the above, Company shall maintain throughout the term of this Agreement a Product Liability insurance in the amount of no less than 2,000,000US$ per incident.

Confidentiality

Concurrently with the execution of this Agreement, the parties will enter into a NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT.

Reports

Distributor shall deliver to the Company monthly rental, sales and usage reports within 30 days from the end of said month.

Term and Termination

This Distribution Agreement shall remain in effect for a period of 10 calendar years starting from the new year following the execution of the Distribution Agreement ("Initial Period"), Subject to compliance with minimum quota. If Distributor fails to meet the annual minimum quota for a period of no less than 2 consecutive years, the Company will be entitled to terminate the Distribution Agreement by way of a written notice to Distributor of no less than 6 months prior to such termination.

The annual quotas will be calculated on accrued basis: if the quantity of a period exceeds the quota, the excessive orders will be deducted from the following year quota.

In case of termination, Distributor shall compensate the Company for each unreturned device. A Device shall be considered unreturned in the event Distributor shall not return the device within a period of 180 days from termination of this Distribution Agreement.

After the end of the Initial 10 calendar years period, the Distribution Agreement shall be automatically extended each time for a period of five (5) years, unless a Party elects to terminate the Distribution Agreement by giving a notice of termination to the other party of at least 12 months before the end of the Initial Period or the extended five year period. Provided, however, that the parties will negotiate and agree upon a proper mechanism to ensure the continuity of outstanding treatments in the Territory.

Intellectual Property and ownership of Devices

The Company is the owner of all patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Distributor of such property rights free of charge is authorized only for the purposes set forth herein and upon termination of the Distribution Agreement for just cause, such authorization will cease.

During all times the Company shall remain the exclusive owner of the Devices. The Company shall affix to each Device a label identifying The Company as the owner and manufacturer of the Devices with The Company's Name and Logo.

Governing Law

Any lawsuit, dispute or claim arising out of or in connection with this Term Sheet shall be exclusively adjudicated in the court of the state of Israel. The validity, construction and enforceability of this Term Sheet shall be governed in all respects by the laws of the state of Israel, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties, each by its duly authorized signatory, have caused this Agreement to be executed as of the date first above-mentioned.

E-QURE Corp.
By: Ron Weissberg
Title: Chairman
Signature: /s/: Ron Weissberg

Chemipal Ltd.
By: Eitan Gal
Title: CEO
Signature: /s/: Eitan Gal